Exhibit 99.2

[NFG Logo Omitted]

January 11, 2008

SHAREHOLDER INFORMATION PAPER

This paper addresses the following:

1.	Your Company has a track record of outstanding returns to shareholders.

2.	Your Company is developing its Appalachian oil and gas assets at the right pace.

3.	Your Company is pursuing the deeper Marcellus Shale formation in Appalachia with joint venture partner EOG Resources, an industry leader in shale exploration and development.

4.	Your Company has refocused its Gulf of Mexico oil and gas operations.

5.	The master limited partnerships (MLPs) recommended by New Mountain do not add value and present significant cost and risk.

6.	The disposal of what New Mountain considers “non-core” assets is not a significant opportunity for your Company.

[x] [Logo-Red checkmark in box]

Topic 1: Your Company has a track record of outstanding returns to shareholders.

National Fuel is an integrated company with complementary business segments that we believe over the long run provide more consistent earnings and returns than those provided by a specialized energy company. For more than 100 years we have delivered an elite record of dividends complemented by exceptional returns in the last 10 years.

Over the past fiscal year, three years, five years and ten years, National Fuel shareholders have enjoyed overall total returns substantially better than the overall total returns of the S&P 500 Index and the S&P 400 Utilities Index over those same time periods. Stock analysts most often compare your Company’s stock performance to that of other utility companies, which typically generate returns for shareholders in the form of cash dividends and stock price appreciation.

Total Return to	One Year Ending	Three Years Ending	Five Years Ending	Ten Years Ending
Shareholders	9/30/07	9/30/07	9/30/07	9/30/07
S&P500	16%	45%	105%	89%

S&P400 Utilities	19%	55%	130%	185%

National Fuel	32%	83%	185%	214%

These outstanding returns are due in part to our payments of cash dividends to shareholders for 105 consecutive years, including dividends that have increased annually for the last 37 years.

Generally, a dissident shareholder’s primary argument in a proxy contest would criticize the target company’s management for either falling stock prices or negative returns to shareholders. This proxy contest is unusual because National Fuel’s total returns to shareholders have been excellent, both before and after New Mountain became a National Fuel shareholder. The usual underperformance argument is often supplemented by claims that the board is not knowledgeable and needs an infusion of expertise, but your Company’s uniquely qualified Board members have deep experience in pipelines, gas utilities and exploration and production, particularly in Appalachia.

As you know, we had a very successful 2007 fiscal year with record earnings that were enhanced by the sale of our Canadian assets at a favorable price. We expect to continue that success in fiscal 2008, with earnings currently projected to be in the range of $2.50 to $2.70 per diluted share. Our plan is to continue our longstanding record of increasing our dividend and delivering outstanding returns to our shareholders in 2008 and beyond.

[x] [Logo-Red checkmark in box]

Topic 2: Your Company is developing its shallow Appalachian oil and gas assets at the right pace.

The pace of activity in Appalachia is the most significant issue raised by New Mountain’s recommendations. New Mountain’s proposed drilling program in the shallow Appalachian formations is purportedly supported by recommendations from a report by Schlumberger Data & Consulting — which New Mountain has refused to share with us or our shareholders.

We infer that New Mountain’s starting point must have been from a Schlumberger document that was largely based on publicly available information about production from the geographically extensive (and varied) Appalachian Basin. Such data from other parts of the Appalachian Basin is simply not consistent with what we know about our own acreage. A representative from Schlumberger has told us that their report “was a 50,000 foot view.”

We have an aggressive and well-planned long-term strategy for developing its Appalachian properties, which relies on our extensive experience and proprietary knowledge of our acreage. New Mountain’s plan would not result in a short-term bonanza for investors and would likely erode the long-term value of the Company’s assets by greatly increasing the risk of uneconomic activity.

Although New Mountain states that your Company increased its investment in Appalachia only “following months of prodding,” the fact is that we have increased the number of wells drilled in Appalachia every year since 2004, substantially before New Mountain began acquiring Company shares in 2006. We drilled 233 Appalachian wells in 2007, a 53% increase over the prior year. In 2007 we also increased proved developed Appalachian reserves by 20% and total proved Appalachian reserves by 33% compared to the prior year, and did it while improving its estimated ultimate recovery per well from 70 million cubic feet equivalent (“MMCFE”) in 2006 to 97 MMCFE in 2007. We anticipate drilling another 280 wells in 2008 and another 350 wells in 2009 in shallow Appalachian formations.

National Fuel is one of the most active drillers in Appalachia and the single most active driller in our core area. At 25 wells per 100,000 acres, our 2007 Appalachian drilling pace exceeds the per-acre pace of our competitors Equitable, Dominion, and Chesapeake and is close to those of Range and Cabot. Moreover, within the four-county area of Pennsylvania where National Fuel is most active, we drilled almost twice as many wells in 2007 as any of our competitors.

The key difference between National Fuel’s business strategies and New Mountain’s is that our plans are based on a thorough analysis of real data on our real assets. For example, our Appalachian drilling plans are based on our experience with the extreme variability of the shallow producing horizons on our acreage. Highly successful wells with estimated ultimate recoveries exceeding 300 MMCFE can have adjacent wells that are not economic. In northwestern Pennsylvania, where our acreage is located, wells in one part of a county can have average estimated ultimate recoveries that are twice the average estimated ultimate recoveries of wells 30 miles away in the same county.

It would be reckless to embark on a drilling program that failed to take into account the complex geology of the actual formations to be drilled. Drilling too many wells too rapidly would likely cause average well quality to decline, lead to a delay in first production and, significantly reduce the net present value of assets as compared to our ongoing strategy of development at an informed pace.

Our Appalachian acreage is a very attractive asset, but one that must be developed appropriately in order not to destroy shareholder value. Because our acreage is in a part of the Appalachian Basin with complex and variable geology, all available information must be utilized in order to optimize the location of future wells rather than the simpler, essentially arbitrary well location methodologies that New Mountain’s strategy would entail. New Mountain seems to propose little more than to drill more Appalachian wells, but to do it much faster and with much better results per well. Simply urging a management team to go faster and do better is not a strategy; it is at best cheerleading, and it illustrates New Mountain’s lack of real experience in exploration and production in our part of Appalachia. Faster and better is a worthy goal, but haste frequently makes waste and returns on capital erode quickly if well costs increase, reserves per well decrease or the time between drilling and production lengthens.

[x] [Logo-Red checkmark in box]

Topic 3: Your Company is pursuing the deeper Marcellus Shale formation in Appalachia with joint venture partner EOG Resources, an industry leader in shale exploration and development.

We believe that the Marcellus Shale, a deeper formation in Appalachia, presents a significant opportunity for National Fuel. We have been pursuing that opportunity since before New Mountain bought any National Fuel stock.

In 2005, we started months of careful research and initiated conversations with thirteen potential partners to explore the Marcellus Shale. In 2006, we received and evaluated proposals from seven of those companies. Later in 2006, we entered into negotiations with EOG Resources that culminated in a joint venture involving development of both their and our acreage in the Marcellus Shale. EOG Resources is widely recognized as an industry leader in shale exploration and development, and achieved excellent results in their development of the Barnett Shale formation in Texas.

We expect that it will be an extensive and expensive process to perfect the horizontal well technology to develop the Marcellus Shale, and we will not start drilling large numbers of wells there until we understand how to do so economically. Our joint venture with EOG reflects our attention to the risk of loss, while New Mountain’s criticism reflects their exclusive focus on upside possibilities. Contrary to New Mountain’s assertions, our Marcellus Shale acreage was not “farmed out to a third party who paid nothing up front for the privilege.” EOG Resources contributed the oil and gas rights on 130,000 acres to this 50/50 joint venture, and they are committed to spending their own money to drill at least ten wells, which, at about $1.5 million per well, is $15 million more than “nothing.” Depending on the number of vertical and horizontal wells they drill as part of this joint venture, EOG Resources has the opportunity to earn a 50% interest in up to 200,000 National Fuel acres. Both parties have the opportunity to participate 50/50 in any Marcellus Shale wells drilled on the acreage contributed by either party to this joint venture.

Through the EOG Resources joint venture we are expecting to drill 18 wells, including 10 horizontal wells, in the Marcellus Shale formation in fiscal year 2008.

[x] [Logo-Red checkmark in box]

Topic 4: Your Company has refocused its Gulf of Mexico oil and gas operations.

New Mountain recommends the sale of our oil and gas properties in the Gulf of Mexico. In fact, representatives of New Mountain appeared at the February 2007 annual meeting of Company shareholders and strongly suggested that we sell the Gulf of Mexico properties, as well as form a master limited partnership to own the Company’s California heavy oil properties.

Our history since last February reinforces our belief that careful operation and management of real assets is preferable to a quick sale or financial engineering. In February 2007, our Gulf of Mexico production was 40 million cubic feet equivalent (MMCFE) per day. Today it is 45 MMCFE per day. In February 2007 the price for California heavy oil was $50.61 per barrel. Today it is about $84 per barrel. Had we immediately followed New Mountain’s recommendations, these significant increases would not have benefited the Company’s shareholders.

National Fuel is an asset-based company, not a virtual gas company. We believe that, generally, valuable assets tend to become more valuable. While New Mountain urges a quick liquidation of the Company’s Gulf of Mexico assets due to the “robust property acquisition market,” they ignore the fact that the Company would have to compete in that same market, and pay similarly “robust” prices, to replace the assets that it sold. We fail to see the advantage in simply liquidating operating assets and shrinking your Company.

Because the results of the past several years have been inconsistent, our Gulf of Mexico strategy has changed significantly from what it was in fiscal 2006. Our new President of Seneca Resources, who has considerable experience in the Gulf, believes that our very large 3D seismic database combined with a more focused and selective drilling program, provide an economic opportunity that should be pursued. We agree with him. We expect that with the new management team in place at Seneca, and with this different approach, we will lower our finding costs and improve our returns in the region. If we do not accomplish this, we will reevaluate our entire position in the Gulf, as we did with the Canadian assets that we sold.

[x] [Logo-Red checkmark in box]

Topic 5: The master limited partnerships (MLPs) recommended by New Mountain do not add value and present significant cost and risk.

New Mountain’s proposals to restructure your Company by financially engineering the Exploration and Production (“E&P”) assets, and/or the Pipeline and Storage (“P&S”) assets, into MLPs are similarly founded on insufficient analysis of incomplete data. It is not true that, as New Mountain states, “most of [their] recommendations have not been considered.” In fact, the Company responded in detail to New Mountain’s principal economic recommendations in a letter to New Mountain dated December 11, 2007. That letter was incorporated in a press release that was widely disseminated, was filed with the SEC, and is publicly available at www.sec.gov or our website www.nationalfuelgas.com. It is hard to imagine that New Mountain is not aware of what we said. Apparently they believe that, because we rejected their ideas, we did not consider them. We began evaluating the prospect of forming an MLP long before New Mountain became a shareholder, and after evaluating New Mountain’s particular MLP proposals, we found them to be inappropriate for your Company.

After a thorough analysis of real data, we have concluded — with the concurrence of our financial advisor, Morgan Stanley — that MLPs are not an attractive strategic or financial alternative at this time. We rely on real data and a knowledge-based analysis when making decisions on how to manage the assets of your Company. We do not rely on misleading comparisons to “best-in-class,” well-established MLPs that are not comparable.

The strategic reasons that have led other publicly traded energy companies to form captive MLPs are less applicable to National Fuel. With comprehensive assistance from Morgan Stanley, and the Company’s legal and tax advisor Andrews Kurth, National Fuel has undergone a rigorous review process to consider the potential after-tax impact of forming one or more MLP(s) from a financial and strategic perspective. This intense review has led us to the conclusion that forming an MLP of either the California E&P assets or the P&S business at this time would not create additional shareholder value, and would in fact entail significant cost and risk, for several reasons:

•	Most importantly, neither MLP could be shown to create additional after-tax value to your Company.

•	The relatively low tax basis of our assets, particularly the P&S assets, causes income tax obligations to be a significant negative in the overall equation.

•	Your Company is adequately capitalized with a very healthy debt/equity ratio, has access to the public capital markets and does not need to raise cash by divesting a partial interest in its assets by selling MLP units in order to pursue its growth opportunities, especially those in Appalachia.

•	Your shares already trade at roughly the same multiple as E&P MLPs. Moreover, of the E & P MLPs currently in existence, the oldest went public approximately two years ago, so the operating performance of such MLPs and their long-term viability is difficult to evaluate.

•	There are potential operational, regulatory and administrative impediments to forming an MLP with the Company’s P&S assets given their integration with our other operations.

Changed circumstances could lead to a different conclusion at a different time. Your Company remains alert to opportunities to enhance shareholder value, but MLPs do not currently present such an opportunity.

[x] [Logo-Red checkmark in box]

Topic 6: The disposal of what New Mountain considers “non-core” assets is not a significant opportunity for your Company.

We have also undertaken a review of those assets that New Mountain views as “non-core,” including the energy marketing business, the timber assets, the landfill gas operations and the electric generating business, to determine their strategic relevance and value to the Company.

Energy Marketing

New Mountain’s website urges the sale of the Company’s energy marketing business, which is carried out by National Fuel Resources, Inc. (“NFR”). NFR markets natural gas to industrial, commercial, public authority and residential customers and also offers competitively priced energy and energy management services.

NFR is an important component of National Fuel and is strategically aligned with the Company’s commitment to participate in all segments of the natural gas business. The complementary nature of NFR’s business and other National Fuel businesses contradicts New Mountain’s claim that NFR is a “non-core” asset, and New Mountain’s latest letter to shareholders urges the sale of other supposedly “non-core” businesses without mentioning NFR.

Timber

Highland Forest Resources, Inc. and the Northeast Division of Seneca Resources Corporation carry out National Fuel’s timber segment activities. This segment markets veneer logs, export logs, sawlogs and green and kiln dry lumber from its timber holdings of more than 100,000 acres and nearly 400 million board feet in Pennsylvania and New York. Our timber is located in the heart of the world’s best source of black cherry hardwood. Each year we typically harvest timber at about the same rate the timber asset increases through natural growth.

•	While the timber asset has become valuable, it is a byproduct of our landholdings that support our Appalachian E&P, our P&S and our Utility operations. National Fuel owns the oil and gas rights underlying 90% of our timber acreage, including in the Marcellus Shale. Ownership of surface rights and private roads facilitates drilling, gathering, processing and transporting gas on this acreage.

•	We continually review and carefully consider the best use of the Company’s timber assets. In fact, in 2003, we exchanged about half of the timber assets to acquire the Empire State Pipeline in a tax-advantaged transaction.

•	Depending on what kind of greenhouse gas legislation becomes law, an asset that absorbs substantial quantities of carbon dioxide may turn out to be useful in a carbon credit trading system.

•	This segment occupies a very small portion of management’s time and the Company’s capital, while contributing positively to net income.

Consequently, we have no current plans to sell the timber asset but remains alert to advantageous opportunities.

Landfill Gas

Horizon LFG, Inc. (“Horizon LFG”) is the Company’s landfill gas business that owns and operates short-distance landfill gas pipeline companies that purchase, process, transport and resell landfill gas to customers in six states.

Landfill gas is recognized as a renewable, “green” energy that has environmental and economic benefits. Again, depending on the form greenhouse gas legislation takes, the value of this asset could be further enhanced under a carbon credit trading system.

Horizon LFG is an attractive, yet small, component of National Fuel’s overall asset base. This segment contributes positively to net income and requires a very small portion of management’s time and the Company’s capital – the balance sheet value of its net plant is only about 50 cents per share. The Company is currently in the process of determining whether to add to this asset position or to sell these assets. Once a conclusion is reached, it will be publicly disclosed to all shareholders.

Horizon Power

New Mountain also urges the sale of the four electric generation facilities owned by the Company’s subsidiary Horizon Power, Inc. Three of these plants are owned 50% and operated by a partner who has a first option to buy prior to any sale of our interest. These three plants generate electricity from landfill gas in western New York State, and produce an excellent tax-advantaged return by selling this “green” power at premium prices in the Northeast. Horizon Power also owns a 50% interest in a small gas-fired combined cycle independent power plant in northwestern Pennsylvania and we have been evaluating a sale of our interest in this facility.

Horizon Power occupies a very small portion of management’s time and less than 1% of the Company’s net plant, while contributing positively to net income.

To summarize the “non-core” asset review, even assuming New Mountain were correct that the energy marketing, timber, landfill gas and small electric generation assets could be sold for the prices that New Mountain assumes, following New Mountain’s recommendations would not result in a significant incremental benefit to National Fuel’s shareholders. We have determined (1) not to sell the core energy marketing segment or its 50% interest in three small “green” electric plants, (2) to hold the timber assets available for the right opportunity, and (3) to actively consider the future of the small landfill gas business.

[x] [Logo-Red checkmark in box]

CONCLUSION

After careful consideration, your Board believes that New Mountain’s recommendations are flawed by inadequate analysis, and are not in the best interests of all of National Fuel’s shareholders. We urge you to vote each WHITE proxy card you receive to protect your Company from New Mountain’s “recommendations.”

If you have any questions on how to vote your shares,
please call our proxy solicitor:

MORROW & CO., LLC at (800) 252-1959

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with its 2008 Annual Meeting, National Fuel Gas Company has filed a definitive proxy statement, WHITE proxy card and other materials with the U.S. Securities and Exchange Commission (“SEC”).  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NATIONAL FUEL GAS COMPANY AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING.  Investors may contact Morrow & Co., LLC, National Fuel Gas Company’s proxy advisor for the 2008 Annual Meeting, at (800) 252-1959 or by email at nfginfo@morrowco.com.  Investors may also obtain a free copy of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning National Fuel Gas Company at the SEC’s website at http://www.sec.gov.  Free copies of National Fuel Gas Company’s SEC filings are also available on National Fuel Gas Company’s website at http://www.nationalfuelgas.com.  These materials and other documents may also be obtained for free from: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

National Fuel Gas Company and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from National Fuel Gas Company’s stockholders with respect to the matters considered at National Fuel Gas Company’s 2008 Annual Meeting. Information regarding these directors, and these certain officers and employees, is included in the definitive proxy statement on Schedule 14A filed with the SEC on January 11, 2008, and on National Fuel Gas Company’s website at http://www.nationalfuelgas.com.  Security holders can also obtain information with respect to the identity of the participants and potential participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free, by contacting: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000. More detailed information with respect to the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with National Fuel Gas Company’s 2008 Annual Meeting.

FORWARD-LOOKING STATEMENTS

This Shareholder Information Paper contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, statements regarding future prospects, plans, performance, capital structure and business structure, and anticipated or potential capital expenditures, acquisitions or dispositions, as well as statements that are identified by the use of the words “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “believes,” “seeks,” “will,” and “may” and similar expressions. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities, acts of war or major accidents; changes in demographic patterns and weather conditions, including the occurrence of severe weather such as hurricanes; changes in the availability and/or price of natural gas or oil and the effect of such changes on the accounting treatment of derivative financial instruments or the valuation of the Company’s natural gas and oil reserves; uncertainty of oil and gas reserve estimates; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; changes in the availability and/or price of derivative financial instruments; changes in the price differentials between various types of oil; inability to obtain new customers or retain existing ones; significant changes in competitive factors affecting the Company; changes in laws and regulations to which the Company is subject, including changes in tax, environmental, safety and employment laws and regulations; governmental/regulatory actions, initiatives and proceedings, including those involving acquisitions, financings, rate cases (which address, among other things, allowed rates of return, rate design and retained gas), affiliate relationships, industry structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs or plans; the nature and projected profitability of pending and potential projects and other investments, and the ability to obtain necessary governmental approvals and permits; occurrences affecting the Company’s ability to obtain funds from operations, from borrowings under our credit lines or other credit facilities or from issuances of other short-term notes or debt or equity securities to finance needed capital expenditures and other investments, including any downgrades in the Company’s credit ratings; ability to successfully identify and finance acquisitions or other investments and ability to operate and integrate existing and any subsequently acquired business or properties; impairments under the SEC’s full cost ceiling test for natural gas and oil reserves; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees or contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; changes in accounting principles or the application of such principles to the Company; the cost and effects of legal and administrative claims against the Company; changes in actuarial assumptions and the return on assets with respect to the Company’s retirement plan and post-retirement benefit plans; increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide post-retirement benefits; or increasing costs of insurance, changes in coverage and the ability to obtain insurance. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.